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                                                                    Exhibit 99.1


                                  Kathleen S. Dvorak
                                  Sr. Vice President and Chief Financial Officer
                                              or
                                  Randall W. Larrimore
                                  President and Chief Executive Officer
                                  United Stationers Inc.
                                  (847) 699-5000

                                  FOR IMMEDIATE RELEASE


                     UNITED STATIONERS REPORTS 2001 RESULTS;
                       ANNOUNCES PROGRESS IN RESTRUCTURING


         DES PLAINES, IL, Jan. 31, 2002 -- United Stationers Inc. (NASDAQ: USTR) reported net sales for the year ended December 31, 2001 of $3.9 billion, basically flat with the prior year. Net income was $57.0 million, including a third-quarter pre-tax restructuring charge of $47.6 million ($31.7 million cash and $15.9 million non-cash), compared with net income of $92.2 million in 2000, which includes a pre-tax extraordinary charge of $10.7 million for early retirement of debt. Earnings per share were $1.68 in 2001 including the restructuring charge of $0.85 per share, compared with 2000 earnings per share of $2.65, including the extraordinary charge of $0.19 per share. Excluding the restructuring charge, earnings per share for 2001 were $2.53, compared with $2.84 in 2000, excluding the extraordinary charge. The company's cash flow from operations and working capital reached approximately $200 million in 2001.

LOWER SALES AND RESTRUCTURING CHARGE AFFECT FOURTH QUARTER RESULTS

         Net sales for the fourth quarter were $936.3 million, down 5.5% compared with $990.5 million in the prior-year quarter. Excluding the additional workday in 2001, sales were down 7.0% in the most recent quarter. Net income for the quarter was $19.5 million, compared with $25.5 million in the same quarter last year. Earnings per share for the fourth quarter were $0.57, compared with $0.74 in the prior-year quarter.

         The integration of U.S. Office Products into the Corporate Express business model accounted for approximately 6% of the 7% total sales decline. In addition, the weak economy affected all business lines in all geographic regions. The incremental sales from the acquisition of Peerless (janitorial and sanitation supplies wholesaler) were offset by the sale of Positive ID (bar code scanning equipment division) in July 2001 and the sale of a portion of CallCenter Services in November 2001.

         During the fourth quarter of 2001, The Order People lost $5.2 million before interest and taxes. The company had initially anticipated a loss of $3.0 million during the fourth quarter related to The Order People. The loss was higher than anticipated, primarily due to a provision for an accounts receivable dispute. The company is aggressively pursuing collection. For the first quarter ending March 31, 2002, the loss before interest and taxes related to The Order People is expected to be approximately $2.5 million.

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United Stationers Reports 2001 Results;
Announces Progress in Restructuring
Page two of seven

         Gross margin for the fourth quarter decreased to 15.6%, compared with 17.4% a year ago. This decline primarily reflects a lower level of volume allowances earned from vendors as the company focused on working capital management and reduced inventory in line with lower sales. It also reflects a shift in product mix. Operating expenses totaled $109.1 million, or 11.7% of sales, in the fourth quarter of 2001, compared with $120.5 million, or 12.2% of sales, for the same quarter in 2000, due primarily to lower payroll costs and discretionary costs, such as travel and professional expenses. Operating expenses for the fourth quarter reflect implementation costs of $2.2 million associated with the restructuring. These costs included expenses related to inventory relocation and accelerated depreciation of certain capital assets.

RESTRUCTURING PLAN BENEFITS EXPECTED IN 2002

         "In our third quarter earnings release, we outlined restructuring plan actions that included lowering The Order People's expense base, reducing the workforce and rationalizing systems and facilities. Our restructuring efforts are progressing in accordance with our plan. To date, we have achieved about 75% of the planned net workforce reduction, announced a rationalization of Azerty's infrastructure, closed our Cincinnati distribution center, made significant progress in reducing The Order People's expense base and improved our overall operations. We expect our efforts to result in pre-tax cost savings of $25 million in 2002 and about $40 million in the following year. This will drive a significant improvement in our return on invested capital," said Randall Larrimore, president and chief executive officer.

         The remaining implementation expenses for the restructuring plan are currently estimated at $4.5 million. These expenses will be incurred as the restructuring plan is implemented. The balance sheet includes accrued liabilities of $17.6 million and long-term liabilities of $9.8 million, which represent the remaining estimated future payments of the restructuring charge.

SIGNIFICANT IMPROVEMENTS IN WORKING CAPITAL, CASH FLOW AND DEBT

         Reductions in net working capital contributed to strong cash flow and lower debt in 2001. Core elements of net working capital improved by $95 million compared with 2000. Accounts receivable - before sales of receivables under the company's securitization program - were $44 million lower. Inventory dropped by $107 million, while accounts payable declined $56 million.

         The working capital reductions contributed to the decline of approximately $163 million in financing requirements during 2001. Total debt declined by $138 million. In addition, the company decided to sell only $125 million of receivables under its securitization program, compared with the sale of $150 million at year-end 2000. This $25 million reduction minimized the accumulation of excess cash balances.

         "We have heightened our focus on working capital and cash flow with excellent results. Our efficiency initiatives and focused management paid off, with cash generated from operations and working capital of approximately $200 million. As a result, our balance sheet is extremely strong, providing us with significant financial flexibility," added Larrimore.

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United Stationers Reports 2001 Results;
Announces Progress in Restructuring
Page three of seven

CAPITAL EXPENDITURES REMAIN LOW

         Capital expenditures for 2001 were $28.6 million versus $39.3 million in 2000. The company anticipates that its 2002 capital spending will be approximately $35 million, which includes $17 million in restructuring-related expenditures.

STRONGER PERFORMANCE EXPECTED IN 2002

         "Three critical factors focused our attention on our cost structure," Larrimore said. "First, we were faced with the reality that the economy may not improve for some time. Second, we could not afford to carry the infrastructure associated with The Order People without the corresponding revenue. And finally, we needed to increase efficiencies to create a sustainable competitive advantage. We have developed and have begun to implement a number of actions that are intended to revitalize the company and provide the infrastructure to support continued profitable growth."

         "In order to better serve our customers and to achieve greater operational and financial synergies, we are moving toward an integrated system from which to operate both our Supply Division and Azerty business units," continued Larrimore. "We expect this systems conversion to be in place during the second quarter of 2002. Servicing Azerty customers out of the Supply Division facilities will enable us to close the four dedicated Azerty distribution centers in the United States. Our goal is to develop a single operating platform, which will allow us to package office supplies and computer consumables into the same box. By combining product availability, operational excellence, simplified purchasing and billing and competitive pricing, we will provide our customers with the best of all worlds."

         "We are working diligently to align our costs with current business conditions. With the sales downturn resulting from the current macroeconomic conditions, and uncertainty between quarters as to when we will realize certain savings from the restructuring plan, it is difficult for us to provide quarterly guidance. Sales are down approximately 8% to date in January. This primarily reflects the loss of sales volume as Corporate Express moves the U.S. Office Products business into its own purchasing model. Excluding that, sales would be down 2%. Our sales growth rate also will be affected by having one fewer workday in the first quarter of 2002 than 2001," Larrimore added.

         "While we have yet to see any improvement in the macroeconomic environment, we are confident the actions we are taking will position us to capitalize on future market opportunities as the economy recovers. First, our streamlined organizational structure - which eliminated several layers of management and improved best-practice sharing throughout the company - already is producing results. More decisions are being made in the field, which brings us closer to the customer," Larrimore continued. "We also have energized a new set of managers who are determined to implement new ideas. We are taking significant steps to reduce costs, enhance productivity, and generate higher returns on our invested capital. Our focus in 2002 is to successfully complete the restructuring plan and the initiatives I previously mentioned."

         "We believe our aggressive restructuring efforts will position United Stationers for solid earnings growth in 2002 and beyond. We are working to strengthen our competitive position and increase efficiencies while maintaining the highest levels of customer service in the industry," Larrimore concluded.

                                     -more-

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United Stationers Reports 2001 Results;
Announces Progress in Restructuring
Page four of seven

NAMED IN FORBES PLATINUM 400

         In recognition of the company's results, United Stationers was included in FORBES Magazine's "Platinum 400" list of best performing companies. Published on January 7, 2002, the list includes "the best big companies in America" -- those "that are better than their competitors, with outstanding profitability and growth." Of companies in the business supplies sector, United Stationers posted the highest five-year earnings per share growth rate.

CONFERENCE CALL

         United Stationers will host a conference call on Friday, February 1, at 9:00 a.m. Central Time to discuss its year-end results. To participate, callers within the U.S. and Canada should dial (888) 405-9176 and International callers should dial (773) 756-4706 approximately ten minutes before the time of the presentation. The passcode is "United Stationers Year End". To listen to a Webcast via the Internet, participants should visit the investor relations section of the company's Website at WWW.UNITEDSTATIONERS.COM at least 15 minutes prior to the event's broadcast. Then, follow the instructions provided to assure that the necessary audio application is downloaded and installed. Windows Media Player is required to listen to this Webcast. This program can be obtained at no charge to the user. In addition, interested parties can access an archived version of the call, which will also be located on the investor relations section of United Stationers' Website approximately two hours after the conclusion of the call.

FORWARD-LOOKING STATEMENTS

         This news release contains forward-looking statements, including references to plans, objectives, anticipated future performance or events and other statements that are not strictly historical in nature. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These include, but are not limited to, uncertainties relating to: the company's restructuring plan, including its ability to realize expected cost savings from facility rationalization, systems integration and other initiatives and the timing of those savings; the company's ability to streamline its organization and operation, successfully integrate acquired companies and implement general cost-reduction initiatives, including timely reduction of expenses associated with The Order People; the company's reliance on key suppliers and the impact of fluctuations in their pricing and variability in vendor allowances based on sales volume; the company's ability to anticipate and respond to changes in end-user demand; competitive activity and the resulting impact on pricing and product offerings and mix; reliance on key management personnel; and economic conditions and changes affecting the business products industry and the general economy. For a more detailed description of these and other factors, please refer to the reports filed by the company with the Securities and Exchange Commission. The forward-looking information in this news release is given as of this date only, and the company undertakes no obligation to revise or update this information.

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United Stationers Reports 2001 Results;
Announces Progress in Restructuring
Page five of seven

COMPANY OVERVIEW

         United Stationers Inc., with annual sales of $3.9 billion, is North America's largest wholesale distributor of business products and a provider of marketing and logistics services to resellers. Its integrated computer-based distribution system makes more than 40,000 items available to 20,000 resellers. United is able to provide same-day or next-day delivery through its 37 United Stationers Supply Co. regional distribution centers, 24 Lagasse distribution centers that serve the janitorial and sanitation industry, six Azerty distribution centers that serve computer supply resellers, two distribution centers that serve the Canadian marketplace and a shared mega-distribution center. Its focus on fulfillment excellence has given the company a 98% order fill rate, a 99.5% order accuracy rate, and a 99% on-time delivery rate. For more information, visit WWW.UNITEDSTATIONERS.COM.

         The company's common stock trades on the Nasdaq National Market System under the symbol USTR and is included in the S&P SmallCap 600 Index.



























                                           -table follows-

United Stationers Reports 2001 Results;
Announces Progress in Restructuring
Page six of seven


                     UNITED STATIONERS INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)

                                             (Unaudited)                  (Audited)
                                      For the Three Months Ended      For the Year Ended
                                             December 31,                December 31,
                                     --------------------------   -------------------------
                                          2001          2000         2001          2000
                                      -----------   -----------   -----------   -----------
Net sales                             $   936,298   $   990,515   $ 3,925,936   $ 3,944,862
Cost of goods sold                        790,034       818,112     3,306,143     3,301,018
                                      -----------   -----------   -----------   -----------

Gross profit                              146,264       172,403       619,793       643,844

Operating expenses:
 Warehousing, marketing and
  administrative expenses                 109,128       120,508       450,135       441,298
 Restructuring charge                        --            --          47,603          --
                                      -----------   -----------   -----------   -----------

Total operating expenses                  109,128       120,508       497,738       441,298
                                      -----------   -----------   -----------   -----------

Income from operations                     37,136        51,895       122,055       202,546

Interest expense, net                       4,495         7,403        23,793        27,229

Other expense, net                          1,288         2,986         4,621        11,201
                                      -----------   -----------   -----------   -----------

Income before income taxes
 and extraordinary item                    31,353        41,506        93,641       164,116

Income tax expense                         11,885        15,982        36,663        65,473
                                      -----------   -----------   -----------   -----------

Income before extraordinary item           19,468        25,524        56,978        98,643

Extraordinary item -- loss on early
 retirement of debt, net of tax
 benefit of $4,248                           --            --            --           6,476
                                      -----------   -----------   -----------   -----------

Net income                            $    19,468   $    25,524   $    56,978   $    92,167
                                      ===========   ===========   ===========   ===========

Net income per common share --
 assuming dilution:
 Income before extraordinary item     $      0.57   $      0.74   $      1.68   $      2.84
 Extraordinary item                          --            --            --           (0.19)
                                      -----------   -----------   -----------   -----------

 Net income per share                 $      0.57   $      0.74   $      1.68   $      2.65
                                      ===========   ===========   ===========   ===========

Average number of common shares
 (in thousands)                            34,096        34,445        33,928        34,775
                                      ===========   ===========   ===========   ===========

                                        -table continues-

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United Stationers Reports 2001 Results;
Announces Progress in Restructuring
Page seven of seven

                     UNITED STATIONERS INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (dollars in thousands, except share data)
                                    (Audited)

                                                                                December 31,
                                                                         --------------------------
                                                                             2001          2000
                                                                         -----------    -----------
ASSETS
 Current assets:
  Cash and cash equivalents                                              $    28,814    $    19,784
  Accounts receivable, net *                                                 311,047        329,934
  Inventories                                                                581,705        688,926
  Other current assets                                                        28,532         15,843
                                                                         -----------    -----------
     Total current assets                                                    950,098      1,054,487

 Property, plant and equipment, net                                          189,012        189,787
 Goodwill, net                                                               180,117        181,923
 Other                                                                        20,360         20,830
                                                                         -----------    -----------
     Total assets                                                        $ 1,339,587    $ 1,447,027
                                                                         ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Accounts payable                                                       $   336,722    $   392,789
  Accrued liabilities                                                        147,640        125,969
  Current maturities of long-term debt                                        52,970         40,273
                                                                         -----------    -----------
     Total current liabilities                                               537,332        559,031

 Deferred income taxes                                                        18,228         22,703
 Long-term debt                                                              218,735        369,594
 Other long-term liabilities                                                  26,611         17,260
                                                                         -----------    -----------
     Total liabilities                                                       800,906        968,588

 Stockholders' equity:
  Common stock, $0.10 par value; authorized -- 100,000,000 shares,
   issued -- 37,217,814 in 2001 and 37,213,207 in 2000                         3,722          3,721
  Additional paid-in capital                                                 306,954        301,121
  Treasury stock, at cost -- 3,613,954 shares in 2001 and
   3,767,907 shares in 2000                                                  (69,402)       (66,832)
  Retained earnings                                                          297,407        240,429
                                                                         -----------    -----------
     Total stockholders' equity                                              538,681        478,439
                                                                         -----------    -----------
     Total liabilities and stockholders' equity                          $ 1,339,587    $ 1,447,027
                                                                         ===========    ===========

* Reflects the sale of $125.0 million in 2001 and $150.0 million in 2000 of certain trade accounts receivable through an asset-backed securitization program.


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